Exhibit 5.1
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000 | Fax: 404-881-7777

June 25, 2026
Lincoln Bancorp
508 Main Street
Reinbeck, Iowa 50669

Re:	Lincoln Bancorp - Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel for Lincoln Bancorp, an Iowa corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale registration of 821,917 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), for resale by Castle Creek Capital Partners VII, LP and EJF Sidecar Fund, Series LLC - Small Financial Equities Series, (collectively, the “Selling Shareholders”). The Shares may be sold by the Selling Shareholders, as set forth in the Registration Statement.
In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.
Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
This opinion is based on the laws of the State of Iowa, as currently in effect. We do not express any opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose

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Lincoln Bancorp
June 25, 2026

consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

By:	/s/ Alston & Bird LLP
Alston & Bird LLP